Exhibit 99.1

SS Innovations Achieves Pediatric Milestone with First Infant Pyeloplasty Using SSi Mantra
Surgical Robotic System

Company’s flagship SSi Mantra surgical device has now been used in more than 1000 procedures

Fort Lauderdale, FL., April 29, 2024 - SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced the successful performance of the first pyeloplasty procedure performed on an infant utilizing its flagship SSi Mantra Surgical Robotic System. The successful surgery was performed by Dr. Chandra Mohan Vaddi at the Preeti Urology & Kidney Hospital in Hyderabad, India.

The pyeloplasty procedure, which involves the surgical reconstruction of the renal pelvis to remove a blockage that prevents urine from properly draining into the bladder, was successfully completed on a 12 month old baby weighing 8.5 kilograms (approximately 17.6 pounds).

“Words can hardly express the overwhelming joy and pride we feel as we witness the SSi Mantra Surgical Robotic System changing the trajectory of children's lives,” said Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations. “This milestone is a testament to the precision and adaptability of the SSi Mantra in meeting the nuanced requirements of pediatric care. It underscores our commitment to extending state-of-the-art surgical options to all patient demographics, including the most vulnerable. From the very beginning, our vision for our surgical robotic system was to revolutionize healthcare for everyone, including children, ensuring that even the most delicate surgeries are performed with unmatched precision and care.”

The SSi Mantra Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be cost-effective with broad-spectrum surgical applications. It has been granted regulatory approval in India, Guatemala and Indonesia, and is clinically validated in more than 60 different types of surgical procedures, including pyeloplasty. More than 1000 surgical procedures have been performed using the system to date including cardiothoracic, head and neck, gynecology, urology, and general surgeries in India. SS Innovations has commenced the regulatory approval process in the United States and European Union, and anticipates receiving such approvals in the latter half of 2024 or-2025.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 60 different types of surgical procedures. The Company has initiated the regulatory approval process in the United States and the EU, with approval anticipated in the latter half of 2024 or 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory
Jeff Ramson
jramson@pcgadvisory.com